Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

This TRANSITION AND SEPARATION AGREEMENT (“Agreement”), dated April 7, 2008, is entered into by and between CHURCHILL DOWNS INCORPORATED and C. KENNETH DUNN  (“Ken”) (together the “Parties”).

WHEREAS, Ken is employed by Churchill Downs Incorporated and certain of its subsidiaries (collectively, “Churchill Downs”) on an at-will basis.

WHEREAS, the Parties have decided mutually to terminate Ken's at-will employment relationship with Churchill Downs as of close of business on August 1, 2008, and that such termination shall constitute a "Job Elimination" as defined in the Churchill Downs Executive Severance Policy (the actual termination date hereinafter referred to as the "Separation Date").

WHEREAS, the Parties desire to finalize their arrangements for Ken's employment transition and to resolve, fully and finally, all outstanding matters between them.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound, hereby agree as follows:

PARAGRAPH 1.                EMPLOYMENT TRANSITION AND SEPARATION.

Ken acknowledges and represents that as of the date of this Agreement, he has fully complied with all policies and procedures and codes of conduct of Churchill Downs.  Pursuant to this Agreement, Ken's separation from Churchill Downs shall be effective as of the Separation Date. The period between the date of this Agreement and the Separation Date shall be the "Transition Period."  During the Transition Period, Ken will perform such duties as defined by the Executive Vice President of Racing Operations for Churchill Downs Incorporated. During the Transition Period, Ken agrees that he will fully comply with all policies and procedures and codes of conduct of Churchill Downs, will perform his employment duties in good faith, using his best efforts and to the reasonable satisfaction of the Executive Vice President of Racing Operations for Churchill Downs Incorporated; Ken's employment duties will be generally consistent with the employment duties for which Ken is presently responsible.  Any material breach of this section or of Ken's obligations to Churchill Downs will be considered a material breach of this Agreement and Ken will not be entitled to any part of the Completion Bonus, the benefits set forth in Paragraph 2 below or the pro-rated  Incentive Compensation Plan  (ICP) bonus set forth in Paragraph 3(c) below.  In the event of any material breach of this section or Ken's obligations to Churchill Downs, Churchill Downs agrees to provide written notice of such material breach to Ken, and Ken will have a period of five (5) business days from receipt of such notice within which to cure any such material breach, if such breach is curable, as determined by Churchill Downs.  In consideration of Ken’s compliance with the obligations set forth in this Paragraph 1 and his full waiver and release of all claims set forth in the attached Waiver and General Release (the "Release") and the other agreements and covenants contained herein, Churchill Downs will pay to Ken, in a lump sum payment, THREE HUNDRED TEN THOUSAND and 00/100s DOLLARS ($310,000.00) (the “Completion Bonus” amount) less deductions required by law or otherwise authorized by Ken.  Such payment will be made on the same terms as the Severance Amount set forth in Paragraph 2(a) of this Agreement.

PARAGRAPH 2.        SEVERANCE PACKAGE.

For and in consideration of the promises by Ken in this Agreement and the Release attached hereto, the sufficiency of which Churchill Downs hereby acknowledges, and in lieu of any compensation and benefits to which Ken may otherwise claim to be entitled based upon his employment with Churchill Downs, including, but not limited to any benefits pursuant to the Churchill Downs Executive Severance Policy, Churchill Downs agrees that it will do the following for Ken, to which he is not otherwise entitled:

(a)           Churchill Downs will pay to Ken the gross amount of ONE HUNDRED TWENTY-FIVE THOUSAND ONE-HUNDRED SEVENTEEN and 00/100s DOLLARS ($125,117.00) (an amount equal to twenty-six (26) weeks salary) (“the Severance Amount”).  The payment of the Severance Amount will be made in a lump sum payment, less deductions required by law or otherwise authorized by Ken, by mailing same to him at his home address within ten (10) days following the effective date of the Release and following receipt by Churchill Downs of the Agreement and the Release, both fully executed by Ken, it being understood that no payment under this Paragraph 2(a) will be made to Ken until the expiration of the seven (7) day revocation period set forth in Section 2.b. of the Release.

(b)           Churchill Downs will pay the monthly premium for Ken for his current group health care plan, including the group dental plan, on the same terms and conditions as such health care plan, including the group dental plan, are currently provided from the effective date of the Release through February 28, 2010, (or until Ken becomes covered under another health care plan, whichever first occurs) provided Ken makes a timely COBRA continuation election following the effective date of his separation of employment with Churchill Downs.  Such COBRA continuation coverage will be offered to Ken on the same basis as such coverage is offered to any other eligible employee. The coverage afforded Ken under COBRA will be on the same basis as such coverage is afforded to other employees under COBRA pursuant to the health insurance plan of Churchill Downs.

(c)           In lieu of any outplacement services, Churchill Downs will pay to Ken the gross amount of EIGHT THOUSAND AND 00/100s DOLLARS ($8,000.00), which amount will be made on the same terms as the Severance Amount set forth in Paragraph 2(a) of this Agreement.

(d)           As of the Separation Date, the Parties acknowledge that Ken shall be entitled to 5,480 shares of Churchill Downs common stock pursuant to his Restricted Stock Agreement, dated November 9, 2005, and Restricted Stock Agreement, dated November 26, 2004, which shares will be delivered on the same terms as the Severance Amount set forth in Paragraph 2(a) of this Agreement.

PARAGRAPH 3.       OTHER PAYMENTS.

(a)           Between the execution date of this Agreement and Ken’s last day of employment, Ken will be paid at his current salary and on the same basis as he is presently being paid.

(b)           Ken will be paid for all accrued but unused PTO days within ten (10) days following the Separation Date.

(c)           Ken will be paid a pro-rated Incentive Compensation Plan (ICP) bonus at the Target Discretionary Goal (as defined in the ICP) for the period January 1, 2008 through August 1, 2008.  The pro-rated ICP bonus will be  FIFTY-EIGHT THOUSAND THREE HUNDRED EIGHTY-EIGHT AND 00/100s DOLLARS ($58,388.00). Such payment will be made on the same terms as the Severance Amount set forth in Paragraph 2(a) of this Agreement.

(d)           Pursuant to Paragraph 13, any amounts payable to Ken pursuant to Ken's Deferred Compensation Account, Post 2004 shall be delayed for a period of six months from the Separation Date pursuant to the terms of Churchill Downs Incorporated Deferred Compensation Plan (As Amended and Restated Effective November 14, 2007).

(e)           As of the Separation Date, Ken shall no longer be provided with use of his Churchill Downs provided automobile or any automobile allowance, and shall no longer be eligible for reimbursement received from Churchill Downs for club dues or professional memberships.

PARAGRAPH 4.          RELEASE; OTHER OBLIGATIONS.

In consideration of the promises made by Churchill Downs in Paragraph 1 of this Agreement, the sufficiency of which Ken hereby acknowledges, Ken agrees as follows:

(a)           Ken understands and agrees that he will sign the attached Release no earlier than the Separation Date and that he may review and consider the Release in accordance with the terms and conditions specified therein.

(b)           Ken agrees to return to Churchill Downs all property of Churchill Downs in his possession, including but not limited to, Churchill Downs credit cards, cellular telephone, keys for any facility of any of the Released Parties, facility access cards, leased vehicle, all records, electronic files, documents, computers, software, computer discs, financial information, information regarding the business of Churchill Downs, and any other similar proprietary and confidential information, or any other property of the Released Parties (as defined in the Release) in his possession or control as a result of his employment with Churchill Downs, and Ken represents that he has delivered all of said property to Churchill Downs as of the Separation Date.

(c)           Ken also agrees that he will not assist or participate in any way in any claim brought by any current or former employee of the Released Parties, except as required by law.

(d)           Each party (meaning, in the case of Churchill Downs, its current officers) further agrees not to make any negative or derogatory statements to any persons regarding the other party hereto, Ken’s employment with Churchill Downs or his separation from employment with Churchill Downs.  Each party (meaning, in the case of Churchill Downs, its current officers) agrees not to do or say anything that a reasonable person would expect to diminish or constrain the good will and good reputation of the other party hereto.  Ken understands and acknowledges that his agreement under the two immediately preceding sentences of this Paragraph 4(d) extends to the Released Parties. Churchill Downs and Ken will mutually agree to the content of any press release or public communication (other than the Form 8-K) regarding the separation of employment of Ken with Churchill Downs.

(e)           The Parties further understand that it shall be an unlawful practice, judicially enforceable, for a party to this Agreement to violate the terms hereof, and that this document may be used in evidence by either party in any action for enforcement of any provision of this Agreement.  If suit is brought by Ken or Churchill

Downs for breach of the Agreement or to enforce the terms of the Agreement, it is hereby expressly agreed the unsuccessful party shall be liable for damages, court costs and reasonable attorney’s fees incurred by the prevailing party in the successful enforcement, in whole or in part, of this Agreement.

(f)           It is understood that Paragraphs 4(c) and 4(d) are material elements of this Agreement and are material consideration for Ken and Churchill Downs to enter into this Agreement.  Ken acknowledges that a breach of Paragraph 4(c) or 4(d) will result in irreparable injury to Churchill Downs and Churchill Downs acknowledges that a breach of 4(d) will result in irreparable injury to Ken.  Therefore, Ken and Churchill Downs each consents and agrees that, for any violation of Paragraph 4(c) or 4(d) of this Agreement, the rights of Ken or Churchill Downs under the terms of this Agreement may be specifically enforced with injunctive relief.  This remedy shall be in addition to the right of Ken or Churchill Downs to pursue any other available legal and equitable remedies, including the recovery of damages.

PARAGRAPH 5.     COVENANT NOT TO DISCLOSE COMPANY
CONFIDENTIAL INFORMATION.

Ken acknowledges that by reason of his employment with Churchill Downs, he was provided with or has otherwise become aware of (i) information relating to those who do business with Churchill Downs and the nature of their business, and the business and operations of Churchill Downs generally; (ii) administrative and corporate matters of every kind and character of Churchill Downs; and (iii) administrative and corporate matters between Churchill Downs and its customers, vendors and others, which constitute trade secrets, or confidential or proprietary information (hereafter collectively referred to as “Confidential Information”) and the sole and exclusive property of Churchill Downs, and that the disclosure or use hereof by Ken to the detriment of Churchill Downs would be unfair and injurious to Churchill Downs and would merit injunctive relief.

Accordingly, all Confidential Information of Churchill Downs not otherwise publicly available, including but not limited to, customer names and addresses; employee names and addresses; lists or compilations of customers of Churchill Downs of any kind made by Ken or provided to Ken during his employment with Churchill Downs; information of any kind and in whatever form recorded regarding the operations of Churchill Downs not generally known by or available to the public; transactions or business dealings between Churchill Downs and persons or entities with which Churchill Downs had or has business dealings; administrative and corporate information; Board of Directors information; matters relating to Churchill Downs’s information regarding short-term and long-term business plans and goals and strategies; information regarding personnel and management salaries and pay practices; corporate profitability, purchases and sales; and procedural manuals which became known to Ken during his employment with Churchill Downs, and whether such Confidential Information came to be known by Ken orally, visually or in writing, shall remain the sole and exclusive Confidential Information of Churchill Downs.  Except as authorized by Churchill Downs, Ken agrees not to use, at any time subsequent to his separation from employment, any such Confidential Information for any purpose whatsoever and Ken further agrees not to, and shall not, disclose any such Confidential Information to any party who is not a party to this Agreement.  Subject to Paragraph 6 below, Churchill Downs acknowledges that the foregoing is not intended to prohibit Ken from obtaining employment or otherwise working in the industry so long as Confidential Information is not disclosed in violation of this Agreement.

PARAGRAPH 6.           NON-COMPETITION

Due to Ken’s specific knowledge of the business and proprietary and confidential information of Churchill Downs, Ken agrees that for a period of two (2)  years beginning with the day following his last day of employment with Churchill Downs (the “Non-Competition Period”), Ken will not, either directly or indirectly, provide services in any form as an employee, independent contractor, consultant, advisor, or in any other capacity, or provide capital or financial assistance of any kind, to the following businesses and organizations: Gulfstream Park Racing & Casino, Hallandale, Florida; Hawthorne Race Course, Chicago, Illinois; Florida Horsemen’s Benevolent & Protective Association Inc.; The Horsemen’s Group; National HBPA; and any group representing horsemen’s interests at a particular track (the "Restricted Businesses").  Ken further agrees that for the duration of the Non-Competition Period, he will inform Churchill Downs in writing of his accepting employment with, or becoming an independent contractor, consultant, advisor or investor of, any of the Restricted Businesses and, under such circumstances, Ken hereby expressly authorizes Churchill Downs to present a copy of this Agreement to any such entity.

                      Ken further agrees that for the duration of the Non-Competition Period he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert or hire away, any person employed by Churchill Downs on or at any time after the last day of Ken’s employment with Churchill Downs, to any business that either currently or at any time during the Non-Competition Period engages in any business activity which is the same as or competitive with any activity engaged in by Churchill Downs on or prior to the termination of Ken’s employment with Churchill Downs.  The foregoing is not intended to preclude any company from hiring any employee or former employee of Churchill Downs so long as such hiring is not the result of a violation by Ken of the agreement not to solicit set forth herein.

                      Ken hereby acknowledges and agrees that the nature and extent of the restrictions upon him are reasonable in time, scope and territory, that such restrictions are designed to eliminate competition which would be unfair to Churchill Downs, that such restrictions are required to protect the legitimate interests of the Churchill Downs, and that such restrictions do not confer a benefit upon Churchill Downs disproportionate to any detriment to Ken. Ken represents, stipulates and acknowledges that his experience and capabilities are such that the provisions of this Paragraph 6 will not prevent him from earning a livelihood.

PARAGRAPH 7.           SEVERANCE FROM EMPLOYMENT.

Ken acknowledges and agrees that his employment with Churchill Downs will be permanently, completely and unequivocally severed as of close of business on  August 1, 2008.  Ken also acknowledges and agrees that neither Churchill Downs nor the Released Parties has any obligation, contractual or otherwise, to rehire, recall, reemploy, or consider Ken for employment in the future subject to applicable law.  Ken agrees and acknowledges that execution of this Agreement shall constitute a legitimate, non-discriminatory reason for the refusal to hire him for employment in the future.  The Parties acknowledge and agree that the Agreement and obligations of Ken hereunder are expressly conditioned upon the complete and timely payment by Churchill Downs to Ken of all amounts due as provided herein.

PARAGRAPH 8.            EQUITABLE RELIEF.

Ken and Churchill Downs each acknowledges, stipulates and agrees that irreparable injury will result to the other in the event of a breach of any of the covenants or agreements contained in this Agreement by Ken or Churchill Downs.  Therefore, Ken and Churchill Downs each agrees that in the event of any breach by the other of any of the covenants or agreements contained in this Agreement, the non-breaching party shall be entitled, in addition to any other remedies available to either party, to equitable relief in the form of an injunction or otherwise to restrain any such breach.  Nothing contained in this Agreement shall in any way be construed as limiting the remedies of Ken or Churchill Downs in any way, but rather, the remedies of Ken and Churchill Downs, both in law and in equity, shall be cumulative.

PARAGRAPH 9.         CHOICE OF LAW.

This Agreement will be interpreted and enforced in accordance with the laws of the State of Florida.  Ken agrees to waive any argument of lack of personal jurisdiction or forum non conveniens with respect to any claim or controversy arising out of or relating to this Agreement, his employment, terms and conditions of employment, separation from employment with Churchill Downs, and any other event, transaction, contact or communication involving Ken and Churchill Downs.  Ken consents to the exclusive jurisdiction of courts located in or for Dade County, Florida with respect to all matters relating to this Agreement.  If any court holds any provision of this Agreement or the application of the provision to any person or circumstance invalid, the remaining provisions of this Agreement, and the application of the provision to persons or circumstances other than those to which it is held invalid, shall not be affected.

PARAGRAPH 10.        NON-ADMISSION STATEMENT.

Ken, Churchill Downs and the Released Parties agree that this Agreement does not constitute an admission of any liability, violation of law or wrongdoing of any kind or nature whatsoever on the part of Churchill Downs or the Released Parties, but is simply a means of resolving uncertain disputes and claims between the parties.

PARAGRAPH 11.        BINDING EFFECT.

The rights and obligations of Churchill Downs under this Agreement shall inure to the benefit of Churchill Downs, and the successors and assigns of Churchill Downs, and shall be binding upon the successors and assigns of Churchill Downs and Ken.  This Agreement, being personal to Ken, cannot be assigned by Ken, however, the obligations of Churchill Downs shall not terminate in the event of Ken's death.

PARAGRAPH 12.        ENTIRE AGREEMENT.

This TRANSITION AND SEPARATION AGREEMENT sets forth the entire agreement between Ken and Churchill Downs and supersedes any and all prior and contemporaneous oral or written agreements or understandings between the Parties.  No representation, promise, inducement or statement of intention has been made by any party or attorney that is not embodied in this Agreement.  No party shall be bound by or liable for any alleged representation, promise, inducement, or statement of intention not contained in this Agreement.  This Agreement cannot be amended, modified or supplemented in any respect except by a subsequent written agreement signed by all Parties.

PARAGRAPH 13.        SECTION 409A.

It is intended that this Agreement shall comply with the provisions of section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations relating thereto so as not to subject Ken to the payment of additional taxes and interest under section 409A of the Code.  In furtherance of this intent, this

Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under section 409A of the Code would result in Ken being subject to payment of additional income taxes or interest under section 409A of the Code, Ken and Churchill Downs agree to amend this Agreement in order to avoid the application of such taxes or interest under section 409A of the Code.  Notwithstanding anything herein to the contrary, unless termination of Ken from his employment constitutes a "separation from service" under Section 409A of the Code any amounts payable hereunder that is subject to Section 409A of the Code may not be made earlier than the date which is 6 months after the date of separation from service (or, if earlier, Ken's date of death).

PARAGRAPH 14.        KNOWING AND VOLUNTARY WAIVER OF RIGHTS.

Ken acknowledges that he has read and fully understands all of the provisions of this Agreement, that he fully understands the terms, conditions and significance of this Agreement, that he has had ample time to consider this Agreement, that he has had a full opportunity to review this Agreement with an attorney, and that he has executed this Agreement, voluntarily, knowingly and with such advice from his attorney as he deemed appropriate.

DATE:	April 7, 2008

STATE OF FLORIDA	)
) SS:
COUNTY OF Miami Dade	)

Subscribed and sworn to before me by Ken on April 7, 2008.

CHURCHILL DOWNS INCORPORATED

ATTACHMENT A

WAIVER AND GENERAL RELEASE

1.           WAIVER AND RELEASE OF ALL CLAIMS.  In consideration of the Completion Bonus and the Severance Amount made pursuant to Paragraphs 1 and 2 of the Transition and Separation Agreement (the "Agreement"), dated April __, 2008, by and between, C. Kenneth Dunn ("Ken") and CHURCHILL DOWNS INCORPORATED (“Churchill Downs”), the sufficiency of which Ken hereby acknowledges, Ken agrees as follows:

a.           Ken agrees to, and does hereby, release Churchill Downs from any and all legal and equitable claims which he has, or may have, arising out of his employment, terms and conditions of employment, or separation from employment with Churchill Downs, as of the date of the Agreement, excluding matters arising under the Agreement.  Specifically, Ken hereby forever releases, acquits, holds harmless, and discharges Churchill Downs and any parent, subsidiaries, divisions and related corporations, partnerships, limited liability companies, insurers, successors and predecessor entities and each of their respective current or former directors, officers, shareholders, assigns, successors, attorneys, agents, representatives and employees, and former employees (collectively, with Churchill Downs, the “Released Parties”), from any and all claims, demands, actions and causes of action, obligations, damages, costs or expenses (including attorneys’ fees), known or unknown, contingent or otherwise, and whether specifically mentioned herein or not, that Ken now has or has had or which may exist or which might be claimed to exist at or prior to the date of this Agreement, including, but not limited to, any and all claims or suits against the Released Parties, including claims arising out of Ken’s employment, terms and conditions of employment, or separation from employment with Churchill Downs (the "Release").

b.           This Release includes, but is not limited to, the release of any and all claims or charges of discrimination, harassment, or retaliation filed, or which could have been filed against the Released Parties by Ken with the federal courts, Kentucky state courts, other state courts, the Equal Employment Opportunity Commission, the United States Department of Labor, the Kentucky Labor Cabinet, the Kentucky Commission on Human Rights, or any other state or local civil rights agency; claims or suits under the following statutes, all as amended, the Fair Labor Standards Act of 1938; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Civil Rights Act of 1866; the National Labor Relations Act, as amended; the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended by the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Family and Medical Leave Act of 1993; the Employee

Retirement Income Security Act of 1974; the Federal Rehabilitation Act of 1973; the Whistleblower Protection Act; the Kentucky Equal Opportunities Act, the Kentucky Workers Compensation Act, the Kentucky Wages and Hours Act, Kentucky Labor and Human Rights Statute, KRS Chapter 336, the Florida Civil Rights Act of 1991, Section 760, Florida Statutes; Florida’s Whistleblower’s Act, Section 448, Florida Statutes, the Florida Worker’s Compensation Act, Section 440, Florida Statutes, any city, county or metro government civil rights ordinance; and any other claims or demands arising under either express or implied contract, breach of contract, tort, public policy, the common law, or any federal, state or local statute, ordinance, regulation or constitutional provision, or other liabilities, suits, debts, claims for back pay, front pay, severance pay, compensatory or punitive damages, costs, reinstatement, attorneys’ fees, commissions, bonuses, vacation pay, pension benefits or payment or reimbursement under any health insurance or other employee benefit plan (nothing contained herein is intended to constitute a waiver of Ken’s vested benefits under any retirement plan or his right to apply for unemployment benefits), or any other controversies of every kind and description, known or unknown, contingent or otherwise, and whether specifically mentioned herein or not, that Ken now has or has had, or which may exist or might be claimed to exist at or prior to the date of this Release.

c.           Ken agrees, represents and warrants that he is not aware of any person other than Ken who is authorized or entitled to assert any claim based on or arising out of any alleged discriminatory, unlawful, wrongful, tortious, or other conduct against Ken by the Released Parties including, but not limited to, any and all claims for attorneys’ fees or damages resulting as a consequence thereof, based upon or seeking relief on account of actions or failures to act by the Released Parties which may have occurred or failed to occur prior to Ken’s execution of this Release. Ken further represents and warrants that he has not assigned and shall never assign any such claim, and in the event any individual or agency of any kind shall make or file, on behalf of Ken, any claim, charge, demand or suit against the Released Parties on account of, by reason of, or arising out of Ken’s employment, terms and conditions of employment, or separation from employment with Churchill Downs, or any other event, contact, communication or transaction involving the Released Parties, Ken hereby agrees to cooperate with the Released Parties and take all action necessary, appropriate or desirable, and execute any and all documents and papers necessary, appropriate or desirable, in the sole discretion of the Released Parties, in seeking the dismissal of any such claim, charge, demand or suit against the Released Parties.

2.           WAIVER OF CLAIMS UNDER ADEA.  Ken understands that as part of this Release he is waiving his rights to pursue a claim against Churchill Downs for age discrimination under the ADEA and thus acknowledges and agrees that:

a.      Ken has been informed and understands and agrees that he has twenty-one (21) calendar days after receipt of this Release to consider whether to sign it;

b.      Ken has been informed and understands and agrees that he may change his mind and revoke this Release at any time during the seven (7) calendar days after this Release is signed, in which case none of the provisions of the Release or the Agreement will have any effect.  Ken acknowledges and agrees that if he wishes to revoke this Release, he must do so in writing, and that such revocation must be signed by Ken and received by Charles G. Kenyon, Vice President of Human Resources, Churchill Downs Incorporated no later than the seventh (7th) day after Ken has signed the Release.  Ken acknowledges and agrees that, in the event Ken revokes the Release, he shall have no right to receive the Completion Bonus and the benefits payable pursuant to Paragraph 2 of the Agreement provided therein.

c.      Ken agrees that prior to signing this Release, he read and understood each and every provision of this Release;

d.       Ken agrees that prior to signing this Release, he had the opportunity to consult with an attorney of his choosing regarding the effect of each and every provision of this Release.

e.      Ken acknowledges and agrees that he knowingly and voluntarily entered into this Release with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Release.

f.      Ken understands that he is not waiving, releasing or otherwise discharging any claims under the ADEA that may arise after the date he signs this Release.

g.      Ken acknowledges and agrees that the Completion Bonus and the benefits payable pursuant to Paragraph 2 of the Agreement constitutes consideration beyond that which he is otherwise entitled to receive and is offered solely in exchange for his release and waiver of all claims as set forth herein.

3.      ACKNOWLEDGMENT.  Except for the benefits set forth in Paragraphs 1-3 of the Agreement, Ken understands and agrees that he shall not be entitled to receive any other compensation or benefits of any sort from Churchill Downs or any of its officers, directors, employees, agents, insurance companies, subsidiaries, successors or assigns at any time.

The remainder of the page purposefully left blank. Please see signatures on next page.

C. Kenneth Dunn

Date

STATE OF FLORIDA	)
	)	SS:
COUNTY OF _______________	)

Subscribed and sworn to before me by Ken on __________, 2008.

Notary Public,

My Commission Expires:

CHURCHILL DOWNS INCORPORATED

DATE:

By: